Certain confidential information contained in this document, marked by [***], has been omitted because it (i) is not material and would be competitively harmful if publicly disclosed, or (ii) contains personally identifiable information, omitted pursuant to Item 601(a)(6) under Regulation S-K.

Exhibit 10.6

VOLITION VETERINARY DIAGNOSTICS DEVELOPMENT, LLC

EMPLOYMENT AGREEMENT

CHIEF EXECUTIVE OFFICER

This Employment Agreement (“Agreement”) is dated March 25, 2021 (“Execution Date”) and made effective on May 1, 2021 (the “Effective Date”) by and between Volition Veterinary Diagnostics Development, LLC, a Texas limited liability company with its office located at 13215 Bee Cave Parkway, Suite 125 Galleria Oaks B, Austin, Texas 78738 (“Company”) and Salvatore Thomas Butera (“Employee”). The Company and Employee are sometimes referred to herein individually as a “Party” or collectively as the “Parties.

WITNESSETH:

WHEREAS, the Company desires that Employee be employed by the Company, and render services to the Company and its subsidiaries and affiliates, and Employee is willing to be so employed and to render such services, all upon the terms and subject to the conditions contained herein.

WHEREAS, the Employee was appointed to the Board of Directors of VolitionRx Limited (“VolitionRx”) on December 1, 2020 and will resign from the Board of Directors of VolitionRx effective upon the Execution Date of this Agreement.

WHEREAS, in order to ensure a harmonious ongoing business working relationship among themselves with respect to the conduct pursuant to the terms and conditions outlined in this Employment Agreement, the Parties desire to enter into this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.EMPLOYMENT.

(a)This Agreement supersedes and replaces in its entirety the existing Independent Director Agreement between the Employee and VolitionRx dated December 1, 2020 (the “Independent Director Agreement”), which is hereby terminated upon mutual agreement and is of no further force and effect as from the Execution Date, other than Section 6 (Director Covenants), Section 7 (Indemnification), Section 9 (Non-waiver of Rights), Section 10 (Notices), Section 12 (Entire Agreement), Section 13 (Severability), Section 14 (Governing Law) and Section 15 (Legal Fees), which sections shall survive such termination.

(b)Subject to and upon the terms and conditions contained in this Agreement, the Company hereby agrees to employ Employee and Employee agrees to be employed by the Company as of the Effective Date, and, to render to the Company, its affiliates and/or subsidiaries the services described in Section 3 hereof.

2.TERM.  Employee’s employment under this Agreement shall commence as of the Effective Date hereof and shall continue until terminated in accordance with the provisions of this Agreement (the “Employment Term”).

3.DUTIES.

(a)Chief Executive Officer. Employee shall serve as the Chief Executive Officer of the Company, reporting directly to the Chief Executive Officer of VolitionRx.  Employee shall hold such responsibilities and authorities, and shall perform all duties and services incident to the position held by him.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, OR (II) CONTAINS PERSONALLY IDENTIFIABLE INFORMATION, OMITTED PURSUANT TO ITEM 601(A)(6) UNDER REGULATION S-K.

(b)Company Policies.  Employee agrees to abide by all bylaws and policies of the Company and its affiliates and/or subsidiaries promulgated from time to time by the Company and/or such entities as well as all laws, statutes and regulations.

(c)Place of Work. The normal place of work for the Employee shall be from his home in the U.S., or from such other location as mutually agreed upon between the Company and the Employee. From time to time, the Employee will be required to attend management meetings at the Company’s affiliates’ offices in Belgium, Singapore, London and/or the U.S. (or such other location identified by the Company from time to time) and to be available for domestic and international travel as the Company’s business reasonably requires. Employee shall be permitted to travel business class in accordance with the Company’s Travel and Expenses Policy or any other Expenses Policies implemented by the Company (as amended from time to time), and shall have all permitted travel expenses promptly reimbursed.

4.BEST EFFORTS.  Employee agrees to devote his full business time and attention, as well as his best efforts, energies and skill, to the discharge of the duties and responsibilities attributable to his position; provided, that, the foregoing shall not prevent Employee from (i) with prior written approval of the Company’s Board of Managers, serving on the boards of any for-profit companies or investment funds, (ii) serving on the boards of non-profit organizations, (iii) participating in charitable, civic, educational, professional, community or industry affairs, (iv) managing Employee’s immediate family’s passive personal investments, and (v) owning less than 2% of any publicly-traded shares of any entity, in each case of subsections (i)-(v) subject to and consistent with applicable Company policies and so long as such activities do not interfere, hinder, impede or conflict with Employee’s duties hereunder (individually or in the aggregate) or create an actual or potential business, competitive or fiduciary conflict.

5.COMPENSATION. For the duration of the Employment Term and as compensation for his services and covenants hereunder, Employee shall receive:

(a)Salary.  Employee’s base salary shall be Two Hundred and Fifty Thousand U.S. Dollars (US$250,000) per year (“Base Salary”). The Base Salary shall be payable in equal monthly instalments in U.S. Dollars in accordance with the Company’s standard payroll practices and policies for employees. The Base Salary shall be reviewed annually, and any increases will be approved by the VolitionRx Board of Directors or its Compensation Committee, and the Board of Managers of the Company.

(b)Signing Bonus.  The Employee shall receive a one-time special signing bonus in an amount equal to Fifty Thousand U.S. Dollars (US$50,000), payable in cash and included in the Employee’s first monthly payroll, less all applicable withholdings.

(c)Stock.  The Employee shall be granted Restricted Stock Units (RSUs) to receive one hundred fifty thousand (150,000) shares of common stock of VolitionRx underlying the RSUs under the terms and conditions of the VolitionRx 2015 Stock Incentive Plan (the “Plan”), the Notice of Restricted Stock Unit Award attached as Schedule 1, and Restricted Stock Unit Agreement attached as Schedule 2. The RSUs shall vest in three equal installments at 12 months, at 24 months and at 36 months from the grant date, as more specifically provided in the Schedules.  In the event that Employee is terminated without Cause, resigns for Good Reason, or his employment ends by reason of death or Disability (as such terms are defined in Sections 8 and 9 below), the next tranche of unvested RSUs shall automatically vest as of the termination date.

(d)Incentive Plans. During the Employment Term, the Employee shall also be eligible to participate in other employee incentive plans of VolitionRx and/or the Company, if any. The criteria for determining the amount of any allocations to the Employee under such incentive plans for employees, including the criteria for determining the amount of any award, and the conditions that must be satisfied to entitle Employee to receive such award for any year during the term of this Agreement shall be determined, in the sole discretion of the VolitionRx Board of Directors, its Compensation Committee or the Company’s Board of Managers, as applicable. Subject to the foregoing, the Employee’s target annual cash bonus under the incentive plan for 2021, and for each year thereinafter unless raised by the VolitionRx Board of Directors, its Compensation Committee or the Company’s Board of Managers, as applicable, shall be 40% of Base Salary.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, OR (II) CONTAINS PERSONALLY IDENTIFIABLE INFORMATION, OMITTED PURSUANT TO ITEM 601(A)(6) UNDER REGULATION S-K.

(e)Sale Bonus.  In the event the Company undergoes a Corporate Transaction (as defined in the Plan) during Employee’s tenure of employment, or within three (3) months subsequent to Employee’s termination without Cause (including the execution of a definitive agreement which results in the consummation of a Corporate Transaction), Employee shall receive a sale bonus equal to fifty (50%) percent of his Base Salary, payable as a lump-sum in cash within 30 days of the Corporate Transaction, in accordance with normal payroll practices. For the purposes of this Section 5(e), a change in the majority of the Board of Managers of the Company during any twelve (12) month period shall not, by itself, be regarded as a Corporate Transaction.

6.EXPENSES.  Employee shall be reimbursed for business expenses incurred by him which are reasonable and necessary for Employee to perform his duties under this Agreement, subject to the production of receipts or other appropriate evidence of payment. In claiming expenses, the Employee shall comply with the Company’s Travel and Expenses Policy or any other Expenses Policies implemented by the Company (as amended from time to time), copies of which will be provided.

7.EMPLOYEE BENEFITS.

(a)Paid Time Off (PTO).  Employee shall be entitled to 20 days paid PTO days on an annual basis in accordance with the Company’s policies, as may be established from time to time by the Company for its employees, which shall be taken at such time or times as shall be mutually agreed upon by the Parties. Employee shall not carry forward any accrued PTO days to a subsequent year.

(b)Insurance. During the Employment Term, Employee shall be entitled to participate in such group term insurance, disability insurance, health and medical insurance benefits, life insurance and retirement plans or programs as are from time to time generally made available to executive employees of the Company pursuant to the policies of the Company; provided that Employee shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only to the extent former employees are eligible to participate in such arrangements pursuant to the terms of the arrangement, any insurance policy associated therewith and applicable law, and, further, shall be entitled to benefits only in accordance with the terms and conditions of such plans. The Company may withhold from any benefits payable to Employee all federal, state, local and other taxes and amounts as shall be permitted or required to be withheld pursuant to any applicable law, rule or regulation.  Further, the Company may amend, modify or rescind any benefit plan or program and change contribution amounts to benefit costs without notice in its discretion. Employee shall further be subject to the indemnification by-laws policies and/or procedures applicable to senior officers of the Company and shall be included in the Directors & Officers insurance policies maintained by VolitionRx.

8.DEATH AND DISABILITY.

(a)Death. The Employment Term shall terminate on the date of Employee’s death, in which event the Company shall, within 30 days of the date of death, pay to his estate, any unpaid Base Salary earned up to the date of death, outstanding reimbursable expenses, accrued and unused vacation or PTO time, and any vested benefits expressly payable in accordance with the applicable plan or program owing to Employee through to the date of Employee’s death.  Employee will not be entitled to any other compensation upon termination of his employment pursuant to this Section 8(a).

(b)Disability. To the extent permitted by law, the Employment Term shall terminate upon Employee’s Disability. For purposes of this Agreement, “Disability” shall mean that Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, or 150 non-consecutive days in any 12-month period.  The existence of a Disability shall be determined by a qualified physician nominated by the Company in consultation with Employee. In case of such termination, Employee shall be entitled to receive his unpaid Base Salary earned up to the date of the Company’s determination of Employee’s Disability, outstanding reimbursable expenses and accrued and unused vacation or PTO time, and any vested benefits expressly payable in accordance with the applicable plan or program owing to Employee through the date of termination, which amounts shall be paid within 30 days of the date of the Company’s determination of Employee’s Disability.   Employee will not be entitled to any other compensation upon termination of his employment pursuant to this Section 8(b).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, OR (II) CONTAINS PERSONALLY IDENTIFIABLE INFORMATION, OMITTED PURSUANT TO ITEM 601(A)(6) UNDER REGULATION S-K.

9.TERMINATION OF EMPLOYMENT.

(a)Termination With Cause By Company. The Company may terminate this Agreement at any time during the Employment Term for “Cause” upon written notice to Employee, upon which termination shall be effective immediately.  For purposes of this Agreement, “Cause” means the following:

i.Willful and material failure to adhere to the Company’s and/or its affiliates’ and subsidiaries’ bylaws or written policies, or lawful directives of the Board of Managers of the Company or Chief Executive Officer of VolitionRx, provided Employee shall be given no less than fifteen (15) business days to cure the same after written notice of any failure, if curable in the reasonable discretion of the Company;

ii.Misappropriation (or attempted misappropriation) of any non-trivial Company and/or its affiliates and/or subsidiaries property or funds;

iii.Conviction of, or the entry of a guilty plea or plea of no contest with respect to, any felony involving moral turpitude; and

iv.Violation of a fiduciary duty to the Company or its equityholders.

(b)Termination Without Cause By Company. The Company may terminate this Agreement at any time during the Employment Term without “Cause” either (i) upon two (2) months written notice to Employee; or (ii) if less than two (2) months written notice then subject to the payment of a lump sum equal to the balance of the Employee’s Base Salary that would otherwise have been received between the date of termination and the completion of the two (2) month notice period (which lump-sum shall be payable and conditioned upon receipt by the Company of a satisfactory release executed by Employee).

(c)Termination By Employee. Employee may terminate this Agreement at any time by providing the Company two (2) months written notice, with or without “Good Reason.” “Good Reason” shall mean (i) a material diminution by the Company in Employee’s authority, duties or responsibilities, other than on a temporary basis for risk management, internal regulatory or compliance purposes or during the pendency of an investigation into a possible breach of this Agreement; (ii) a material breach of this Agreement by the Company; (iii) a requirement by the Company that Employee moves his primary office location to any place more than 50 miles outside of [***], U.S.A.  If Employee wishes to resign from employment for Good Reason, he shall, within 30 days after the first occurrence of the Good Reason condition, give the Company written notice of the circumstances he believes constitutes Good Reason (the “Good Reason Notice”).  The Company shall have a period of 30 days following receipt of the Good Reason Notice (the “Cure Period”) to cure the identified occurrence.

(d)Compensation upon Termination. Upon termination pursuant to this Section 9, Employee shall be entitled to all accrued and unpaid compensation earned as of the date of termination, including Base Salary, outstanding reimbursable expenses, accrued and unused vacation or PTO time, and any vested benefits expressly payable in accordance with the applicable plan or program. Employee shall also receive any awarded and unpaid bonus for a prior completed year, if not yet paid as of the termination date, within 30 days of the termination date.  In addition, in the event of a termination without Cause or a resignation for Good Reason, and conditioned upon receipt by the Company of a satisfactory release executed by Employee, Employee shall receive an additional lump-sum payment at termination equal to four (4) monthly payments under his Base Salary plus an amount equal to the cost for four months of continued COBRA coverage for Employee and his eligible dependents.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, OR (II) CONTAINS PERSONALLY IDENTIFIABLE INFORMATION, OMITTED PURSUANT TO ITEM 601(A)(6) UNDER REGULATION S-K.

10.DISCLOSURE OF TRADE SECRETS AND OTHER PROPRIETARY INFORMATION; RESTRICTIVE COVENANTS.

(a)Employee acknowledges that he is prohibited from directly or indirectly disclosing any confidential information about the Company, its affiliates and/or subsidiaries or companies with whom the Company, its affiliates and/or subsidiaries do business, including but not limited to trade secrets, formulas, and financial information, to any party who is not a director, officer or authorized agent of the Company or its subsidiaries and affiliates.  The Company will provide Employee with valuable confidential information belonging to the Company or its subsidiaries or its affiliates above and beyond any confidential information previously received by Employee and will associate Employee with the goodwill of the Company or its subsidiaries or its affiliates above and beyond any prior association of Employee with that goodwill.  In return, Employee promises never to disclose or misuse such confidential information and never to misuse such goodwill.

(b)Employee will not, during the Employment Term and for a period of six (6) months thereafter, on his behalf or on behalf of any other business enterprise, directly or indirectly, under any circumstance other than at the direction and for the benefit of the Company, its affiliates and/or subsidiaries, (i) solicit for employment or hire any person employed by the Company or any of its subsidiaries or affiliates, or (ii) call on, solicit, or take away any person or entity who was a customer of the Company or any of its subsidiaries or affiliates during Employee’s employment with the Company, in either case for a business that is competitive with the business of the Company, its affiliates and/or subsidiaries. This restriction shall not prevent Employee from soliciting or doing business with any customer with whom he had a pre-existing business relationship and which is identified to the Company in a written list provided by Employee at termination of employment.

(c)It is expressly agreed by Employee that the nature and scope of each of the provisions set forth above are reasonable and necessary. If, for any reason, any aspect of the above provisions as it applies to Employee is determined by a court of competent jurisdiction to be unreasonable or unenforceable under applicable law, the provisions shall be modified to the extent required to make the provisions enforceable.  Employee acknowledges and agrees that his services are of unique character and expressly grants to the Company or any subsidiary or affiliate of the Company or any successor of any of them, the right to enforce the above provisions through the use of all remedies available at law or in equity, including, but not limited to, injunctive relief.

11.COMPANY PROPERTY.

(a)Any patents, inventions, discoveries, applications, processes, models or financial statements  designed, devised, planned, applied, created, discovered or invented by Employee during the Employment Term, regardless of when reduced to writing or practice, which pertain to any aspect of the Company’s or its subsidiaries’ or affiliates’ business as described above shall be the sole and absolute property of the Company, and Employee shall promptly report the same to the Company and promptly execute any and all documents that may from time to time reasonably be requested by the Company to assure the Company the full and complete ownership thereof.

(b)All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company’s, its affiliates’ and/or subsidiaries’ business which Employee shall prepare or receive from the Company shall remain the Company’s, its affiliates’ and/or subsidiaries’ sole and exclusive property. Upon termination of this Agreement, Employee shall promptly return to the Company all property of the Company, its affiliates and/or subsidiaries in his possession.  Employee may retain copies of documents evidencing his terms of employment, compensation, or related to his status as an equityholder of the Company.

12.EQUITABLE RELIEF.  It is mutually understood and agreed that Employee’s services are special, unique, unusual, extraordinary and of an intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in the event of any breach of this Agreement by Employee, including, but not limited to, the breach of any of the provisions of Sections 10 or 11 hereof, the Company shall be entitled to equitable relief by way of injunction or otherwise in addition to any damages which the Company may be entitled to recover. In the event of any breach of this Agreement by Company the Employee shall be entitled to equitable relief by way of injunction or otherwise in addition to any damages which the Employee may be entitled to recover.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, OR (II) CONTAINS PERSONALLY IDENTIFIABLE INFORMATION, OMITTED PURSUANT TO ITEM 601(A)(6) UNDER REGULATION S-K.

13.APPLICABLE LAW AND DISPUTES.  The Employee hereby consents and agrees that federal and state courts located in the State of Texas shall have personal jurisdiction and proper venue with respect to any dispute between the Employee and the Company. In any dispute with the Company, the Employee will not raise, and hereby expressly waives, any objection or defense to any such jurisdiction as an inconvenient forum.

14.NOTICE.  Except as otherwise expressly provided, any notice, request, demand or other communication permitted or required to be given under this Agreement shall be in writing, shall be deemed conclusively to have been given: (a) upon receipt, when delivered personally; (b) upon receipt when sent by facsimile or email delivery of a “.pdf” format data file (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party; (c) on the third business day following the day timely deposited with Federal Express (or other equivalent international courier), with the cost of delivery prepaid or for the account of the sender; (d) on the seventh business day following the day duly sent by certified or registered mail, postage prepaid; or (e) when otherwise actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any non-business day).

15.INTERPRETATION; HEADINGS.  The parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated, shall be construed fairly as to all parties hereto, and shall not be construed in favor of or against any party. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16.SUCCESSORS AND ASSIGNS; ASSIGNMENT; INTENDED BENEFICIARIES.  Neither this Agreement, nor any of Employee’s rights, powers, duties or obligations hereunder, may be assigned by Employee. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs and legal representatives and the Company and its successors. Successors of the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed “the Company” for the purpose hereof.

17.NO WAIVER BY ACTION.  Any waiver or consent from the Company respecting any term or provision of this Agreement or any other aspect of the Employee’s conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement or any other aspect of the Employee’s conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company’s right at a later time to enforce any such term or provision.

18.COUNTERPARTS; GOVERNING LAW; AMENDMENTS; ENTIRE AGREEMENT; SEVERABILITY; SURVIVAL OF TERMS.  This Agreement may be executed in two counterpart copies, each of which may be executed by one of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon all of the parties hereto. This Agreement and all other aspects of the Employee’s employment shall be governed by and construed in accordance with the applicable laws of the State of Texas  (other than those that would defer to the substantive laws of another jurisdiction). Each and every modification and amendment of this Agreement shall be in writing and signed by the parties hereto, and any waiver of, or consent to any departure from, any term or provision of this Agreement shall be in writing and signed by each affected party hereto. This Agreement contains the entire agreement of the parties and supersedes all prior representations, agreements and understandings, oral or otherwise, between the parties with respect to the matters contained herein, including but not limited to any written offer letter or letter agreement concerning employment.  In the event of any conflict, the terms of this Agreement shall control.   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  Sections 10 through 19 shall survive any termination of this Agreement and the termination of Employee’s employment.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, OR (II) CONTAINS PERSONALLY IDENTIFIABLE INFORMATION, OMITTED PURSUANT TO ITEM 601(A)(6) UNDER REGULATION S-K.

19.TAX AND DEDUCTION.  All payments to Employee pursuant to this Agreement are subject to applicable tax, withholding and deduction requirements based on the state and country of Employee’s service.

[Signature page follows.]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, OR (II) CONTAINS PERSONALLY IDENTIFIABLE INFORMATION, OMITTED PURSUANT TO ITEM 601(A)(6) UNDER REGULATION S-K.

SIGNATURES

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

By:		By:
(“COMPANY”)		(“EMPLOYEE”)
Volition Veterinary Diagnostics		Salvatore Thomas Butera
Development LLC

/s/ Gaetan Michel		/s/ Salvatore Thomas Butera
By:	Gaetan Michel	By:	Salvatore Thomas Butera
Its:	Chief Executive Officer

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, OR (II) CONTAINS PERSONALLY IDENTIFIABLE INFORMATION, OMITTED PURSUANT TO ITEM 601(A)(6) UNDER REGULATION S-K.